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EXHIBIT 23



                              CONSENT OF KPMG LLP


The Board of Directors
VASCO Data Security International, Inc.:


We consent to the incorporation by reference in the registration statement (No. 333-62829 on Form S-8 and No. 333-46256 on Form S-3) of our report dated February 15, 2002, except as to Note 14, which is as of March 13, 2002, relating to the consolidated balance sheets of VASCO Data Security International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, and related consolidated financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of VASCO Data Security International, Inc.




Chicago, Illinois
March 26, 2002



/s/ KPMG LLP